MUNIASSETS FUND, INC.

FILE # 811-7642

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/25/2003	Golden St. Tobacco Sec Corp 5.5% 6/01/43	2,572,285,000	2,620,000	Salamon
10/30/2003	State of Calif 5.125% 11/1/24 & 5.25% 11/1/25 & 11/1/33	1,800,000,000	5,100,000	Banc of America